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EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors and Shareholders
Rayovac Corporation:

        We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-59086) and Form S-8 (Nos. 333-39239, 333-41815, 333-42443, and 333-68250), of Rayovac Corporation of our reports dated November 7, 2003, with respect to the consolidated balance sheets of Rayovac Corporation and subsidiaries as of September 30, 2002 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 2003 and the related financial statement schedule, which reports appear in the September 30, 2003, Annual Report on Form 10-K of Rayovac Corporation.

        Our report on the consolidated financial statements refers to a revision in the presentation of loss on early extinguishment of debt in the consolidated statement of operations for the year ended September 30, 2001 as required by Statement of Financial Accounting Standards No. 145, Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, and a change in 2002 in the method of accounting for goodwill and indefinite-lived intangible assets to conform with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/  KPMG LLP

Chicago, Illinois
December 29, 2003

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  EXHIBIT 23.1
CONSENT OF KPMG LLP